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                                                                   EXHIBIT 23(a)

                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------


The Board of Directors
Ryder System, Inc.:


We consent to the use of our audit report dated February 7, 1995, which report is incorporated by reference in the Annual Report on Form 10-K of Ryder System, Inc. for the year ended December 31, 1994, which Form 10-K is incorporated into this Registration Statement on Form S-8, for the Ryder System, Inc. Stock for Merit Increase Replacement Plan, by reference. Our audit report refers to a change in the method of accounting for income taxes and for postretirement benefits other than pensions in 1993.


                                                KPMG Peat Marwick LLP

Miami, Florida
July 31, 1995